CODE OF ETHICS

Concise Capital Management, LP

Introduction

This is the Code of Ethics (the “Code”) of Concise Capital Management, LP (the "Company"). The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code.

Things You Need to Know to Use This Code

1.	Terms in boldface have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms.
2.	An Associated Person must complete three Reporting Forms under this Code. Additional information on, and copies of, these Reporting Forms is included below. You can also get copies of the Reporting Forms from the Chief Compliance Officer.
3.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
▪	the Company expects that waivers will be granted only in rare instances, and
▪	some provisions of the Code that are mandated by law cannot be waived.
4.	For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.
5.	The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding, and acceptance of the changes.
6.	If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer.

General Principles

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its employees to:

•	use for their own benefit (or the benefit of anyone other than the client) information about the Company’s trading or recommendations for client accounts; or
•	take advantage of investment opportunities that would otherwise be available for the Company’s clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its employees or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings in this Code of Ethics:

Supervised Person - This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Access Person - All Access Persons are also Supervised Persons. An Access Person is (i) one who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic, (ii) each member of the Family/Household (as defined below) of such person that is directly employed by the Company, and (iii) each person to whom such person contributes support. All of the Company’s directors, officers, and partners are presumed to be access persons.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

Beneficial Ownership - means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept.

Chief Compliance Officer - means Gaby Garcia, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by an executive officer of the Company, or alternate staff member, and shall be clearly denoted in the Company’s compliance files.

Covered Securities - means anything that is considered a "security" under the Investment Company Act of 1940, except:

•	Direct obligations of the U.S. Government.
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.
•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Non-Reportable Securities - Specifically exempt from the definition of Covered Securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Members of your Family/Household include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).
•	Your children under the age of 18.
•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Any of the people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in- law, brothers-in-law, and sisters-in-law, including adoptive relationships.

Comment - There are several reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Company’s trading or recommendations for client accounts, and they must not be allowed to benefit from that information.

Guidelines for Professional Standards

•	All Associated Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.
•	The Company has implemented a professional policy of conducting background checks for all new employees. A third-party vendor has been retained for this purpose.
•	All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate person of the Company immediately. Such reports will be held in confidence.
•	Associated persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.
•	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission by the Chief Compliance Officer, or other appropriate personnel.
•	Associated persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•	Personal transactions in securities by Associated Persons must be accomplished to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

•	The Company has adopted Insider Trading Policies, which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.
•	Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer or other appropriate personnel.
•	When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the Chief Compliance Officer for instruction regarding how to proceed.
•	The recommendations and actions of the Company are confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.
•	No employee may accept or receive on their own behalf or on behalf of the Company any gift or other accommodation, which has a value in excess of $100.00 from any vendor, broker, securities sales representative, client, or prospective client (a "business contact")

- per business contact per year. All gifts or other accommodation, which have a value in excess of $100.00 received by Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

•	No employees may give on their own behalf or on behalf of the Company any gift or other accommodation to a business contact, which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

These policies on gift receipt/giving are not intended to prohibit normal business entertainment or customary meals. All requests will be filed in Compliance folders.

Procedures for Personal Securities Transactions

General Information

The following policies and procedures apply to all accounts owned or controlled by an Access Person, those accounts owned or controlled by members of the Access Person’s immediate family, including any relative by blood or marriage living in the same household, and any account in which the Access Person has any beneficial interest, such as a trust account, certain investment pools in which you might participate, and certain accounts that others may be managing for you. These accounts are collectively referred to as “covered accounts.” Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a covered account.

Access Persons may buy or sell any security in which the person has a beneficial ownership in compliance with the Personal Security Transaction Policy set forth below.

To ensure that personal trading by Access Persons is conducted in a manner that does not adversely affect the Company’s clients and in a manner consistent with the fiduciary duty owed by the Company to its clients, the Company prohibits Access Persons from executing personal securities transactions that can be found on the Client Portfolio and Buy List, which will be maintained within the Company’s intranet at: PortfolioMgmt-Portfolio Spreadsheets-Master Holdings and PortfolioMgmt-Portfolio Spreadsheets-Buy List.

Reporting Requirements

The Adviser’s Act requires initial and annual reporting of personal security holdings and reports of personal securities transactions as well as preclearance or prohibition on certain transactions. You must file the reports described below, even if you have no holdings, transactions, or accounts to list in the reports. The Company has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm. Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report. Copies of all reporting forms may be obtained from the Chief Compliance Officer.

You are required to maintain in the manner described below, all securities accounts in which you have a beneficial interest, including the following:

(1)     Personal accounts;

(2)	Accounts in which your spouse has beneficial interest;

(3)     Accounts in which your minor children or any dependent family member has a beneficial interest;

(4)	Joint or tenant-in-common accounts in which you are a participant;

(5)	Accounts for which you act as trustee, executor or custodian;

(6)	Accounts over which you exercise control or have any investment discretion; and

(7)	Accounts of any individual to whose financial support you materially contribute. Reportable Securities do not include:
1.	Direct obligations of the Government of the United States;
2.	Money market instructions- bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than funds advised or underwritten by the Firm or an affiliate; or
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open- end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

Exchange-traded funds, or ETFs, are similar to open-end registered investment companies in some ways. Nonetheless, ETFs are Reportable Securities. Please note that open-end mutual funds are not reportable but closed-end mutual funds are reportable.

Initial Holdings Reports

No later than 10 calendar days after you become an employee (or within 10 days of the adoption of this Code if you were already an employee at the time of its adoption), you must file an Initial Holdings Report with the Chief Compliance Officer. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or members of your Family/Household. It also requires you to list all brokers, dealers and banks where you maintained an account in which any security (not just Covered Securities) is held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee (or on the date this Code was adopted, if you were already an employee on such date).

Each Associated Person shall instruct the broker of record for the covered account(s) to send duplicate confirmations and brokerage statements to the Company, c/o the Chief Compliance Officer. Each Associated Person must notify the Chief Compliance Officer of any updates or changes to his or her covered accounts within 10 days of such update or change.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code and that you understand that it applies to you and members of your Family/Household.

Annual Holdings Reports

The Annual Holdings Report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers, and banks where you or a member of your Family/Household maintained an account in which any security (not just Covered Securities) is held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year. You may satisfy this requirement by providing duplicate copies of account statements as described in Section 2 above.

The Annual Holdings Report also requires you to confirm that you have read and understand this Code, have complied with its requirements, and that you understand that it applies to you and members of your Family/Household.

The report must be made within 45 calendar days of calendar year end - by February 14th of each year. The information must be current as of a date no more than 45 days prior to December 31st of the previous year.

The Initial and Annual holdings reports must include:

1.  Title and exchange, ticker symbol or CUSIP (i.e., “Committee on Uniform Securities

Identification Procedures”) number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access person has any direct or indirect beneficial ownership; and

2.  Name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access person’s direct or indirect benefit.

3. The Company has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

Quarterly Transactions Reports

No later than 30 calendar days after the end of March, June, September, and December each year, you must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to list all brokers, dealers, and banks where you or a member of your Family/Household has established an account in which any security (not just Covered Securities) are held during the quarter for the direct or indirect benefit of you or a member of your Family/Household. This requirement is satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the covered accounts to the Company, c/o the Chief Compliance Officer. Alternatively, you may submit this information on a separate Form provided all required information is included in the report.

The Quarterly Transaction report must contain the following information:

1.	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;
2.	Interest rate and maturity date (if applicable);
3.	Number of shares and the principal amount of each Covered Security involved;
4.	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);
5.	Price of the Covered Security at which the transaction was effected; and
6.	Name of the broker, dealer or bank with or through which the transaction was effected.

IPOs and Private Placements Policy Pre–Clearance

All Access persons are required to pre–clear transactions in Initial Public Offerings (“IPOs”) and Private Placements (“Limited Offerings”) using the Company’s Pre–Clearance Request Form. All pre-clearance requests must be submitted to the CCO, while the CCO shall submit pre-clearance requests for his personal transactions to a Company principal other than himself. Pre-clearance will be valid on a per offering basis and the Company reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. The request to purchase a Limited Offering must include the offering documents.

Review and Recordkeeping

The CCO shall periodically review employees' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. Evidence of the reviews shall be maintained in the Companies files.

The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any employee trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the employee for the purposes of reviewing the findings, and discussing additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

a.	Written warning that will be made a permanent part of the employees’ record
b.	Disgorgement of profits
c.	Monetary fine
d.	Termination of employment

Exemptions from Reporting

(1)	Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of Covered Securities:

•	Direct Obligations of the US Treasury
•	Bankers’ acceptance, Certificates of deposit, commercial paper, and the like
•	Money market fund shares
•	Shares of open end mutual funds, as long as the Company nor any affiliate serves as the adviser or sub-adviser to the fund
•	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are advised or sub-advised by the Company.

(2)	Prohibited and Restricted Transactions
•	Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without first seeking written approval from the Chief Compliance Officer.
•	Associated persons wishing to use short sales or margin transactions as an investment strategy must first seek approval by the Chief Compliance Officer.
•	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.
•	Any Associated Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Chief Compliance Officer.

Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case- by-case basis. Any request for such consideration must be submitted by the access person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Insider Trading

Access Persons of the Company who have access to confidential information (and any Company employee, officer or director who could have access to such information) are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision or otherwise benefit on the basis of this information is not only unethical but also illegal.

In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees, officers and directors trading in securities. This policy has been distributed to every employee of the Company. Any questions should be directed to the Company’s CCO or the Company’s legal counsel.

The Company forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non- public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Company.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider on the basis of material non-public information;
•	Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,
•	Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any questions arise, Access persons should consult with the Company’s CCO.

Who is an Insider?

The term “insider” is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client’s publicly- held firm to which it provides advice or for which it performs other services. If a client’s publicly held firm expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, than the Company will be considered an insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.

Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. The foregoing is not intended to be an exhaustive list.

Examples of information about a company that should be presumed to be “material” include, but are not limited to, matters such as:

a.                   dividend changes;

b.	dividend increases or decreases;
c.	earnings estimates;
d.	changes in previously released earnings estimates;
e.	significant new products or discoveries;
f.	developments regarding major litigation by or against the company;
g.	liquidity or solvency problems;
h.	significant merger or acquisition proposals or agreements; or
i.	extraordinary management developments,
j.	similar major events that would be viewed as having materially altered the information available to the public regarding the Company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Company in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

1.	Identify Insider Information

Before a Access person trades or makes investment recommendations for himself/herself or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which the Access person may have potential insider information, the Access person should ask himself/herself the following questions

a.   Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.    Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in publications of general circulation?

2.	Cease Communication and Report

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed.

a.   Report the matter immediately to the CCO.

b.   Do not purchase, sell or recommend securities on behalf of the Access person or others, including accounts managed by the Company.

c.  Do not communicate the information inside or outside the Company other than to the CCO

d.   After the CCO has reviewed the issue, the Access person will be instructed as to the proper course of action to take.

3.	Restricting Access to Material Non-Public Information

Information in the Access person’s possession that the Access person identifies as material and non-public may not be communicated to anyone, including persons within the Company except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Restricted Lists

Although the Company does not typically receive confidential information from public companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Company may place certain securities on a “restricted list,” which will be reviewed quarterly and updated as necessary. Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling in securities of that issuer during any period in which they are listed. Securities issued by companies about which a number of Access persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list, which will be maintained within the Company’s intranet at: PortfolioMgmt-Portfolio Spreadsheets-Restricted List. Access persons should review the restricted list prior to submitting any and all personal trade requests and buying or selling securities.

Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions and incarceration.

Any improper trading or other misuse of material nonpublic information by any Access person will constitute grounds for immediate dismissal.

Procedures

Access persons must:

1.  Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;

2.  Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);

3.  Maintain awareness, reports and monitor clients who are shareholders, directors or senior officers of public companies;

4.  Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

5.   Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

Outside Business Activities Policy and Reporting

Outside Business Activities

The Company’s Access Persons may not participate in Outside Business Activities that may have a negative impact on the performance of their job, conflict with their obligations to the Company and/or our Clients, or otherwise reflect adversely upon the Company’s business, image or reputation.

In addition, as in business activities, Access Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Access Persons conduct personal financial and tax affairs and requires personal comportment that is in a manner that does not adversely impact the business, image or reputation of the Company.

Outside Business Activities includes activity whereby an Access Person is an employee, independent contractor, sole proprietor, officer, director or partner of another entity, or being compensated, or having the potential expectation of compensation, from another person or entity as a result of any business activity outside of the scope of the relationship with the Company (e.g. serving on a board of directors; consulting; investment clubs; elected or appointed political office; political action committees any, or other side business).

Preapproval

The Company requires that Access Persons obtain pre-approval for all Outside Business Activities, whether paid or unpaid, before undertaking such activity.

The Company does not require Access Persons to pre-approve non-investment-related activity that is exclusively charitable, religious or fraternal and is recognized as tax-exempt.

If the Outside Business Activities could pose a real or perceived conflict of interest with Company clients or interfere with the Access Person’s responsibilities to the Company, the CCO may prohibit such activity.

Executor/Trustee

In addition, Access Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member.

Restrictions on Activities

With respect to any outside activities engaged in by Access Persons, the following restrictions shall be in effect: (i) the Access Person is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Company; (ii) the Access Person is prohibited from using the Company’s offices, equipment of stationary for any purpose not directly related to the Company’s business, and (iii) if the activity is required to be and has been approved by the CCO, the Access Person must report any material change with respect to such activity.

Procedures

1.	Outside Business Activities Pre-Approval Form(s), as applicable;
2.	Annual Outside Business Activities Disclosure Form; and
3.	Once the Access Person receives pre-approval, the CCO will disclose Outside Business Activities on an Access Person’s Form ADV Supplement and Form U-4 via the Investment Adviser Registration Depository (“IARD”) system, if applicable.
4.	Access persons must timely report any material changes, in order for the CCO to timely amend (within 30 days) their Form ADV Supplement and Form U-4, if applicable.
5.	The CCO will maintain all Outside Business Activities Forms, and all written approval or denials.

Relevant Exhibits

- Outside Business Activities Disclosure Form

Political Activity & Contributions

Political Activity and Contributions Rule 206(4)-5 under the Advisers Act (the “Rule”) prohibits investment advisers from providing investment advisory services for compensation to a Government Entity1 within two years after a Contribution2 to an official of the Government Entity is made by the investment adviser or any Covered Access Person3 of the investment adviser. Investment advisers are considered to be providing or seeking to provide investment advisory

1 “Government Entity” means i) any U.S. state or political subdivision of a U.S. state; including its ii) agency, authority, or instrumentality; iii) a pool of assets sponsored or established by i or ii, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code or a state general fund; iv) a plan or program of i or ii; and v) offices, agents, or employees of i and ii acting in their official capacity. “Official” includes any candidate for elective office or incumbent holding elective office (including his or her election committee) if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity, or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.

2 A “Contribution” includes any gift, subscription, loan, advance, and deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office. Additionally, the rules prohibit affected parties from soliciting or coordinating campaign Contributions from others for an elected official who is in a position to influence the selection of the adviser.

3 A “Covered Access Person” of an investment adviser includes (i) any general partner, managing member or executive officer of the adviser (or any other individual with a similar status or function); (ii) any employee who solicits a Government Entity for the adviser, and any person who directly or indirectly supervises that employee; and (iii) any PAC controlled by the adviser or a Covered Access Person. Contributions by an employee performing administrative or advisory services that do involve solicitation of government entities are not restricted, provided that such employees are not also general partners, managing members or executive officers.

services to a Government Entity that invests or is being solicited to invest in a pooled investment vehicle that is a client of the investment adviser. The Rule also generally prohibits investment advisers and their Covered Associates from providing or agreeing to provide, directly or indirectly, payment to any person to solicit a Government Entity for investment advisory services on behalf of the investment adviser and prohibits investment advisers and their Covered Associates from coordinating, or soliciting any person or political action committee (“PAC”) to make i) any Contribution to an official of a Government Entity to which the investment adviser is providing or seeking to provide investment advisory services, or ii) payment to a political party of a State or locality where the investment adviser is providing or seeking to provide investment advisory services to a Government Entity.

The Rule applies only to the extent that an investment adviser provides or seeks to provide investment advisory services to a Government Entity, either directly or through a Government Entity’s investment in a Covered Investment Pool4 managed by the adviser.

The investment adviser will be deemed to be seeking to provide investment advisory services to a Government Entity when it responds to a request for proposal, communicates with the Government Entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the Government Entity for the purpose of providing advisory services to such Government Entity, either directly or through a Government Entity’s investment in a Covered Investment Pool.

Policy and Procedures

The Company does not generally seek to provide or provide investment advisory services as a direct client or as an investor of the Funds, any entity that meets the definition of a U.S. Government Entity. Notwithstanding, to the extent the Company provides or seeks to provide investment advisory services to a Government Entity, the Company will take the measures described herein to seek to ensure that Contributions to an official of such Government Entity and payments to any third party who is engaged to solicit advisory business from such Government Entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a Covered Investment Pool managed by the Company.

In this regard, the Company has adopted policies and procedures in order to comply with the Rule. The Rule, with certain exceptions, prohibits the Company from:

4 “Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a Government Entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c) (11) of that Act.

(i)   receiving compensation for providing investment advisory services to a Government Entity, directly or indirectly, for two years after the Company or any of its Covered Associates makes a Contribution to an official of such Government Entity;

(ii)    coordinating, or soliciting any person or PAC to make, (a) Contributions to an official of a Government Entity to which the Company is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Company is providing or seeking to provide advisory services to a Government Entity; and

(iii)    making or agreeing to make payments to third parties to solicit advisory business from a Government Entity on behalf of the Company unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding Contributions to officials of government entities as the Company.

Neither the Company nor any of its Covered Associates may do anything indirectly that would result in a violation of the Company’s procedures.

(i)                   (a) Preclearance of Political Contributions: The Company and each Covered Associate must obtain the prior written approval of the CCO before making a Contribution to any person (including any election committee for the person) who is an incumbent, or candidate for state, local, or federal office (a "Candidate"); any PAC; or a political party or political subdivision thereof.

(b) Certain De Minimis Contributions: As a matter of policy, the CCO may approve a Contribution by a Covered Associate per election of up to $350 in the case of a Contribution to an official for whom such Covered Associate is entitled to vote and up to $150 in the case of a Contribution to an official for whom such Covered Associate is not entitled to vote, provided that the CCO concludes that such Contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Company and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Company. Notwithstanding the foregoing, the CCO will not approve any Contribution that would result in serious adverse consequences to the Company under the Rule.

(ii)                  Preclearance of Coordination and Solicitation of Contributions and Payments: The Company and each Covered Associate must obtain the prior written approval of the CCO prior to coordinating or soliciting any person or PAC to make (a) a Contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Company and each Covered Associate must obtain the prior written approval of the CCO prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)                Preclearance of Contributions to PACs and State and Local Political Parties: The Company and each Covered Associate must obtain the prior written approval of the CCO prior to making any Contribution to a PAC or a state or local political party. The CCO will inquire as to how the Contribution will be used in order to determine whether the PAC or political party is closely associated with an official of a Government Entity. In the event the CCO determines that the PAC or political party is closely associated with an official of a Government Entity, the CCO will make a determination as to whether to permit the Company or the Covered Associate to make a Contribution to such PAC or political party. As a matter of policy, the CCO expects to approve a Contribution by a Covered Associate to a PAC or a state or local political party if the Contribution is less than $350 or $150, as applicable.

(iv)                Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a Covered Associate of the Company, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the Contributions and payments made by such person to Candidates, PACs and state and local political parties within the preceding two years (if the person will solicit clients for the Company) or six months (if the person will not solicit clients for the Company). To the extent the Company is aware that the person has made a Contribution or payment in violation of these procedures, the Company will make a determination as to whether to hire, promote or transfer such person to serve as a Covered Associate.

(v)                 Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a Government Entity for two years after the Company or a Covered Associate has made a Contribution to an official of such Government Entity) will not apply in certain instances where the triggering Contribution is returned. In the event the CCO discovers that a Covered Associate has made a Contribution in violation of these procedures, the CCO will make a determination as to whether it will require the Covered Associate to seek to obtain a return of the Contribution. In the event the CCO determines that it is necessary to require the Covered Associate to seek to obtain a return of the Contribution, it will, within four months after the date of the Contribution and 60 days after discovering the Contribution, take all available steps to cause the contributing Covered Associate to seek to obtain a return of such Contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. The Company’s reliance on this exception for returned Contributions is limited to no more than three times per a 12-month period and no more than once for each Covered Associate, regardless of the time period.

(vii)            Recordkeeping: The CCO will compile and keep a list of (a) all government entities to which the Company provides or has provided investment advisory services, or which are or were investors in any Covered Investment Pool to which the Company provides or has provided investment advisory services, as applicable, and (b) all Contributions made by the Company or any of its Covered Associates.

(viii)             Use of Company. Covered Persons are not permitted to allow any campaign to use the name of the Company, its affiliates or any client in connection with any campaign activities. Covered Persons are prohibited from making any Contribution in the name of, or on behalf of the Company, its affiliates or any client. While the Company does not prohibit Covered Persons from participating in the political process or political activities in a personal capacity, a Covered Person’s political views and actions should not be attributed to the Company. Further, the Company’s resources are not to be used on behalf of or against any candidate for public office, political party or PAC.

(viii)	Sub-Advisory Arrangements.

(a)   Serving as Subadvisor. In the event the Company enters into an agreement or other arrangement with a third party whereby the Company will serve as a subadvisor to an account or a Covered Investment Pool managed by such third party, the CCO will obtain all necessary information from the third party in order to determine whether a Government Entity invests in such account or Covered Investment Pool. In the event a Government Entity does invest in such account or Covered Investment Pool, the CCO will take appropriate measures with respect to such Government Entity in order to ensure compliance with these procedures. In addition, the CCO will use reasonable efforts to require the third party to obtain the prior written approval of the Company prior to admitting a Government Entity as an investor in a Covered Investment Pool to which the Company is providing sub advisory services.

(b)     Hiring of Subadvisor. In the event the Company hires a third party to serve as a subadvisor to an account or a Covered Investment Pool in which a Government Entity invests, the CCO will require such third party to disclose whether it or any of its Covered Associates has made a Contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the CCO will require the third party to verify on an ongoing basis that neither the third party nor any of its Covered Associates has made a Contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

Agreement to Abide by Code of Ethics

This agreement is entered into by and between Concise Capital Management, LP (the “Company”) and the employee whose name and signature is represented below (the “Employee”).

By signing this agreement, the Employee acknowledges that:

1.	He or she has received a copy of the Company’s Code of Ethics;

2.	He or she has read and understands the information contained in the Code of Ethics; and,

3.	He or she will abide by the Code of Ethics and any subsequent amendments thereto.

To meet the disclosure requirements of SEC Rule 206(4)-4 under the Advisers Act, I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have an account to send to CCM’s designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts and have complied with the reporting requirements of the policy and code of ethics.

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Employee – Please Print                                                       Date

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Signature

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Annual Certification of Compliance With Concise Capital Management, LP's

Personal Securities Transactions Disclosure and Code of Ethics

I certify that during the year ended as of the date written below, in accordance with Concise Capital Management, LP’s policies and procedures on Personal Securities Transactions and the Company’s Code of Ethics:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.
2.	I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.
3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.
4.	I have complied with the Code of Ethics in all other respects.

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Signature

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Print Name

Dated:                                          , 20